Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FIRST-QUARTER 2015 FINANCIAL RESULTS
Private Education Loan Originations Increase 9 Percent to $1.7 Billion
Private Education Loan Portfolio Performance Improves Significantly
Net Interest Income Up 23 Percent from Year-Ago Quarter

NEWARK, Del., April 22, 2015 —  Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released first-quarter 2015 financial results that reflected increased private education loan originations, positive private education loan portfolio performance and greater net interest income. The company originated $1.7 billion in private education loans for the quarter, up 9 percent from the year-ago quarter. At March 31, 2015, the private education loan portfolio totaled $9.7 billion, a 34-percent increase from March 31, 2014. Net interest income for the first-quarter 2015 was $171 million, a 23-percent increase from first-quarter 2014.
“This quarter, portfolio performance improved significantly,” said Raymond Quinlan, Chairman and CEO. “We approach the new academic year, our busiest time of year for assisting new loan customers, with a progression of experience enhancements that put customers first and keep the loan process simple and understandable. These investments lay the foundation for future customer success.”
For the first-quarter 2015, GAAP net income was $48 million ($.10 diluted earnings per share), compared with $47 million ($.11 diluted earnings per share) in the year-ago quarter. Net income was affected by a $32-million increase in net interest income and a $22-million reduction in provisions for loan losses, offset by a $34-million decrease in gains on sales of loans and a $20-million increase in operating expenses.
First-quarter 2015 results vs. first-quarter 2014 included:

•	Private education loan originations of $1.7 billion, up 9 percent.

•	Net interest income of $171 million, up 23 percent.

•	Net interest margin of 5.60 percent, up 10 basis points.

•	Average private education loans outstanding of $9.5 billion, up 27 percent.

•	Average yield on the private education loan portfolio was 8.07 percent, down 7 basis points.

•	Private education loan provision for loan losses was $16 million, down 58 percent.

•	Loans in forbearance were 2.76 percent of private education loans in repayment and forbearance.

•	Delinquencies as a percentage of private education loans in repayment were 1.65 percent.
Year-over-year private education loan portfolio performance continues to be affected by changes in the company’s business practices undertaken in connection with the Navient spin-off. Most notably, the company changed its policy to charge off loans after 120 days of delinquency and changed its loss confirmation period from two years to one year to reflect both the shorter charge-off policy and its related servicing practices. A loss confirmation period represents the expected period between a loss event and when management considers the debt to be uncollectible, taking into consideration account management practices that affect the timing of a loss, such as the usage of forbearance. Prior to the spin-off, Sallie Mae Bank also sold all loans past 90 days delinquent to an affiliate now owned by Navient. Consequently, many of the pre-spin-off, historical credit indicators and period-over-period trends are not comparable and may not be indicative of future performance.

Core earnings for the quarter were $46 million ($.10 diluted earnings per share), compared with $48 million ($.11 diluted earnings per share) in the year-ago quarter. Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company's interest rate risk management strategy. First-quarter 2015 GAAP results included $3 million of pre-tax gains from derivative accounting treatment that are excluded from core earnings results, vs. $1 million of pre-tax losses in the year-ago quarter.
Operating Expenses
Operating expenses were $86 million in first-quarter 2015 (including $5 million of reorganization expenses), compared with $66 million of operating expenses in the year-ago quarter. The increase is primarily due to slightly higher than expected incremental costs of establishing a stand-alone company.
Income Tax Expense
Income tax expense increased to $32 million in first-quarter 2015 from $29 million in the year-ago quarter.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered "well capitalized." At March 31, 2015, Sallie Mae Bank’s regulatory capital ratios were as follows:
March 31, 2015        Well Capitalized Regulatory Requirements
Tier 1 leverage            11.5 percent             5.0 percent
Tier 1 risk-based capital        13.6 percent             8.0 percent
Total risk-based capital        14.4 percent            10.0 percent
Common equity Tier 1 capital    13.6 percent             6.5 percent

Deposits
Deposits at Sallie Mae totaled $10.5 billion at March 31, 2015, compared with $8.8 billion at March 31, 2014. The increase was primarily driven by growth in brokered money market deposits, brokered CD's and retail deposits. Brokered deposits were 63.3 percent of total deposits at March 31, 2015, down from 63.5 percent at March 31, 2014.
Recent Private Education Loan Sales
On April 17, 2015, the company announced plans to sell approximately $753 million of private education loans through a securitization transaction to qualified institutional buyers. The transaction will remove the principal balance of the loans backing the securitization trust from the company's balance sheet on the settlement date. Sallie Mae will continue to service the loans in the trust. The company expects to record a pre-tax gain on the sale of approximately $78 million, net of estimated closing adjustments and transaction costs, a 10.5-percent premium over the loans' book value. The transaction is expected to settle on or about April 23, 2015, and will be reflected in the company's second-quarter 2015 results.
Guidance
The company expects 2015 results to be as follows:

•	Full-year private education loan originations of $4.3 billion.

•	Full-year operating expenses of $340 million, plus an additional $7 million of reorganization expenses.

•	Full-year loan sales of $1.5 billion at a net premium of 10.5-percent over book value.

•	Full-year provision for private education loan losses of $95 million.

•	Full-year diluted core earnings per share between $.57 and $.59.
***
Sallie Mae will host an earnings conference call tomorrow, April 23, 2015, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 98328233 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through May 6, 2015, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 98328233.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 (filed with the SEC on Feb. 26, 2015); increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures or breaches to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on the company's business; risks associated with restructuring initiatives; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; rates of prepayments on the loans it makes; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts. These are recognized in GAAP but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “GAAP Consolidated Earnings Summary -‘Core Earnings’” in the company’s Form 10-Q for the quarter ended March 31, 2015 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release, for a complete reconciliation between GAAP net income and “Core Earnings.”
***
Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@SallieMae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2015	2014

Net income attributable to SLM Corporation common stock	$42,876	$47,448
Diluted earnings per common share attributable to SLM Corporation	$0.10	$0.11
Weighted average shares used to compute diluted earnings per share	432,302	434,650
Return on assets	1.5%	1.8%
Operating efficiency ratio(1)	49.2%	46.3%

Other Operating Statistics
Ending Private Education Loans, net	$9,701,152	$7,208,370
Ending FFELP Loans, net	1,207,862	1,394,563
Ending total education loans, net	$10,909,014	$8,602,933

Average education loans	$10,689,261	$8,824,309

(1) Our efficiency ratio is calculated as operating expense, excluding restructuring and other reorganization expenses, divided by net interest income after provisions for loan losses and other income.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$875,622	$2,359,780
Available-for-sale investments at fair value (cost of $168,964 and $167,740, respectively)	170,831	168,934
Loans held for investment (net of allowance for losses of $89,805 and $83,842, respectively)	10,909,014	9,509,786
Other interest-earning assets	62,383	77,283
Accrued interest receivable	541,355	469,697
Premises and equipment, net	79,822	78,470
Acquired intangible assets, net	2,855	3,225
Tax indemnification receivable	227,157	240,311
Other assets	64,485	64,757
Total assets	$12,933,524	$12,972,243

Liabilities
Deposits	$10,467,753	$10,540,555
Income taxes payable, net	194,345	191,499
Upromise related liabilities	285,104	293,004
Other liabilities	120,409	117,227
Total liabilities	11,067,611	11,142,285

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165,000	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 428 million and 425 million shares issued, respectively	85,587	84,961
Additional paid-in capital	1,106,415	1,090,511
Accumulated other comprehensive loss (net of tax benefit of $13,012 and $7,186, respectively)	(20,584)	(11,393)
Retained earnings	154,824	113,066
Total SLM Corporation stockholders' equity before treasury stock	1,891,242	1,842,145
Less: Common stock held in treasury at cost: 3 million and 1 million shares, respectively	(25,329)	(12,187)
Total equity	1,865,913	1,829,958
Total liabilities and equity	$12,933,524	$12,972,243

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Interest income:
Loans	$197,856	$160,035
Investments	2,720	968
Cash and cash equivalents	780	866
Total interest income	201,356	161,869
Interest expense:
Deposits	29,570	22,591
Other interest expense	832	40
Total interest expense	30,402	22,631
Net interest income	170,954	139,238
Less: provisions for loan losses	16,618	39,159
Net interest income after provisions for loan losses	154,336	100,079
Noninterest income:
Gains on sales of loans, net	—	33,888
Gains (losses) on derivatives and hedging activities, net	3,292	(764)
Other	8,007	8,136
Total noninterest income	11,299	41,260
Expenses:
Compensation and benefits	41,203	29,667
Other operating expenses	39,984	34,004
Total operating expenses	81,187	63,671
Acquired intangible asset impairment and amortization expense	370	1,767
Restructuring and other reorganization expenses	4,657	229
Total expenses	86,214	65,667
Income before income tax expense	79,421	75,672
Income tax expense	31,722	28,658
Net income	47,699	47,014
Less: net loss attributable to noncontrolling interest	—	(434)
Net income attributable to SLM Corporation	47,699	47,448
Preferred stock dividends	4,823	—
Net income attributable to SLM Corporation common stock	$42,876	$47,448

Basic earnings per common share attributable to SLM Corporation	$0.10	$0.11
Average common shares outstanding	424,428	426,717
Diluted earnings per common share attributable to SLM Corporation	$0.10	$0.11
Average common and common equivalent shares outstanding	432,302	434,650

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2015	2014

“Core Earnings” adjustments to GAAP:

GAAP net income attributable to SLM Corporation	$47,699	$47,448
Preferred stock dividends	4,823	—
GAAP net income attributable to SLM Corporation common stock	$42,876	$47,448

Adjustments:
Net impact of derivative accounting(1)	(2,269)	1,223
Net tax effect(2)	905	(463)
Total “Core Earnings” adjustments to GAAP	(1,364)	760

“Core Earnings” attributable to SLM Corporation common stock	$41,512	$48,208

GAAP diluted earnings per common share	$0.10	$0.11
Derivative adjustments, net of tax	—	—
“Core Earnings” diluted earnings per common share	$0.10	$0.11
______
(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.